Exhibit 3.4

Document processing fee
   If document is filed on paper
   If document is filed electronically
Fees & forms/cover sheets
   are subject to change.
To file electronically, access instructions
   for this form/cover sheet and other
   information or print copies of filed
   documents, visit www.sos.state.co.us
   and select Business Center.

$125.00
$25.00
Colorado Secretary of State
Date and Time: 09/27/2006 10:33 AM
Id Number: 20031129048

Document number: 20061393725

Paper documents must be typewritten or machine printed.	ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:		20031129048

1.	Entity name:	Across America Real Estate Corp.

(If changing the name of the corporation, indicate name BEFORE the name change)

2.	New Entity name: (if applicable)

3.	Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:

(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☑

7.	(Optional) Delayed effective date:

(mm/dd/yyyy)
Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

AMD_PC	Page 1 of 2	Rev. 11/15/2005

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Wagner	David

		(Last)	(First)	(Middle)	(Suffix)
8400 East Prentice Ave.

(Street name and number or Post Office information)
#1500

		Greenwood Village	CO	80111

		(City)	(State)	(Postal/Zip Code)
United States

		(Province — if applicable)	(Country — if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)
Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMD_PC	Page 2 of 2	Rev. 11/15/2005

STATEMENT AS TO PREFERENCES
Series A Convertible Preferred Stock
     1. Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 517,000.
     2. Definitions.
          “Additional Shares of Common Stock” shall have the meaning set forth in Section 4(c).
          “Available Assets” shall have the meaning set forth in Section 7.
          “Common Stock” means the Company’s common stock, $0.001 par value.
          “Conversion Rights” shall have the meaning set forth in Section 4.
          “Convertible Securities” shall have the meaning set forth in Section 4(c).
          “Distribution” shall have the meaning set forth in Section 10.
     “Indebtedness for Borrowed Money” means all obligations of the Company and its Subsidiaries, on a consolidated basis, (a) to repay money borrowed, (b) to pay money evidenced by term loans, bonds, debentures, notes or other similar instruments, (c) to pay the deferred purchase price of property or services, (d) as lessee under capital leases, and (e) all obligations of another individual or entity of the type listed in (a) through (d), payment of which is guaranteed by or secured by liens on the property of such individual or entity (with respect to liens, to the extent of the value of property pledged pursuant to such liens if less than the amount of such obligations), provided, that “Indebtedness for Borrowed Money” shall not include trade accounts payable incurred in the ordinary course of business.
          “Junior Securities” shall have the meaning set forth in Section 6.
          “Liquidation” shall have the meaning set forth in Section 7.
          “Liquidation Amount” shall have the meaning set forth in Section 7.
          “Liquidation Preference” shall have the meaning set forth in Section 7.
          “Mandatory Conversion” shall have the meaning set forth in Section 5(a).
          “Mandatory Conversion Date” shall have the meaning set forth in Section 5(b).
          “Mandatory Conversion Notice” shall have the meaning set forth in Section 5(b).
          “Options” shall have the meaning set forth in Section 4(c).
          “Parity Securities” shall have the meaning set forth in Section 6.

          “Senior Securities” shall have the meaning set forth in Section 6.
          “Series A Conversion Price” shall be $3.00 per share, subject to adjustment as set forth in Section 3(c).
          “Series A Original Issue Date” means September 27, 2006.
          “Series A Original Issue Price” means $12.00 per share.
          “Series A Payment Date” shall have the meaning set forth in Section 3(a).
          “Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock.
     3. Dividends. The holders of the Series A Preferred Stock shall have the following rights with respect to dividends on the Series A Preferred Stock:
          (a) Dividend Amount. Each holder of Series A Preferred Stock, in preference to the holders of Junior Securities, shall be entitled to receive cumulative dividends in cash, equal to the rate of five percent (5%) per annum of the sum of the Series A Original Issue Price plus all then outstanding accumulated and unpaid dividends on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall accrue from the Series A Original Issue Date and shall be payable in arrears on September 30th, December 31st, March 31st, and June 30th of each year (each, a “Series A Payment Date”). All accrued and unpaid dividends shall be paid when and if declared by the Board or upon conversion of the Series A Preferred Stock, as described in Section 4. Dividends payable on shares of Series A Preferred Stock shall be cumulative; therefore, if a full or partial dividend on the shares of Series A Preferred Stock with respect to any Series A Payment Date is not declared and paid by the Board, the Company shall remain obligated to pay a full dividend with respect to that period, whether or not there were profits, surplus or other funds of the Company legally available for the payment of dividends.
          (b) Priority of Dividend. So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Securities, nor shall any shares of any Junior Securities of the Company be purchased, redeemed, or otherwise acquired for value by the Company until all accumulated but unpaid dividends on the Series A Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Junior Securities, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Junior Securities.
     4. Conversion. The holders of shares of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of duly authorized, validly issued, fully paid and non-assessable shares of Common

Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price in effect on the date the certificate is surrendered for conversion.
          (b) Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to convert all or a portion of such shares into shares of Common Stock, such holder shall: (i) surrender the certificate(s) representing the shares of Series A Preferred Stock to be converted, duly endorsed, at the principal corporate office of the Company or of any transfer agent for the Series A Preferred Stock, and (ii) give written notice to the Company at its principal corporate office of such holder’s election to convert such shares, and shall state therein the name or names in which the certificate(s) for shares of Common Stock are to be issued (provided that any request to issue shares in a name other than that of the holder shall be subject to compliance by the holder with any restrictions on transfer under applicable law). The Company shall, as soon as practicable thereafter, (i) cause its transfer agent to issue and deliver to such holder or the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled following conversion of such holder’s shares of Series A Preferred Stock, and (ii) pay to the holder in cash all accrued and unpaid dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of such date.
          (c) Adjustments to Series A Conversion Price for Certain Diluting Issues.
          (i) Special Definitions. For purposes of this Section 4(c), the following definitions apply:
               (1) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the Company after the Series A Original Issue Date; provided, however, that Additional Shares of Common Stock shall not include:
                    a. shares of Common Stock issued upon conversion of the Series A Preferred Stock;
                    b. up to one million (1,000,000) shares of Common Stock and/or Options therefore, issuable to the Company’s officers, directors, employees, consultants or independent contractors pursuant to an equity incentive plan or another similar plan or agreement approved by the Board of Directors;
                    c. the issuance of securities issued pursuant to the acquisition (by merger or otherwise) by the Company of all or substantially all of the capital stock of any other entity, or all as a significant portion of the assets of any other entity, provided that such issuance was approved unanimously by the Board of Directors;

                    d. the issuance of securities issued in connection with strategic transactions involving the Company and any other entity, including joint ventures, licenses, strategic alliances, provided that such issuance was approved unanimously by the Board of Directors;
               (2) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock or Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock; and
               (3) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
          (ii) No Adjustment of Conversion Price. Notwithstanding any provision herein to the contrary, no adjustment to the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(c)(v) hereof) for such Additional Shares of Common Stock issued or deemed to be issued by the Company is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issue.
          (iii) Deemed Issue of Additional Shares of Common Stock. In the event that the Company issues or sells any Options or Convertible Securities, or fixes a record date for the determination of holders of any class of securities that are entitled to receive any such Options or Convertible Securities, at any time or from time to time after the Series A Original Issue Date, as the case may be, then the maximum number of shares (as set forth in the instrument relating to such Options or Convertible Securities without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or sale, or, in case such a record date shall have been fixed, shall be deemed to be Additional Shares of Common Stock issued as of the close of business on such record date; provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:
               (1) no further adjustments in the Series A Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock, the exercise of such Options, or conversion or exchange of such Convertible Securities;
               (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, as the case may be, the Series A Conversion Price computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be readjusted to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no such adjustment of the Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock;
               (3) no readjustment pursuant to clause (1) or (2) above shall have the effect of increasing the Series A Conversion Price, as the case may be, to an amount which exceeds the lower of (a) the Series A Conversion Price on the date immediately prior to the date that such price was initially adjusted or (b) the Series A Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the date that such price was initially adjusted and such readjustment date; and
               (4) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted in an adjustment (either upon issuance or under clause (1) or (2) above) to the Series A Conversion Price pursuant to Section 4(c)(iv) below, the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security never been issued.
          (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company, at any time after the Series A Original Issue Date shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii) hereof but excluding any transaction which would result in an adjustment pursuant to Sections 4(d) or (e)) without consideration, or for consideration per share less than the Series A Conversion Price in effect on the date of such issue or sale, then the Series A Conversion Price shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.
          (v) Determination of Consideration. For purposes of this Section 4(c), the consideration received by the Company for the issue or sale of any Additional Shares of Common Stock shall be computed as follows:
               (1) Cash and Property. Such consideration shall:
                    a. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;
                    b. insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue or sale, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

                    c. in the event that Additional Shares of Common Stock are issued or sold together with other shares or securities or other assets of the Company for consideration which includes both cash and property other than cash, be the proportion of such consideration so received, computed as provided in clauses (I) and (II), as determined in good faith by the Board of Directors.
               (2) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii), relating to Options and Convertible Securities shall be determined by dividing:
                    a. the total amount, if any, received or receivable by the Company as consideration for the issue or sale of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as the case may be, or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                    b. the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as the case may be, or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
          (d) Stock Splits, Etc. In the event of any stock split, subdivision or combination of shares of Common Stock or other recapitalization of the Company having the effect of increasing or decreasing the number of shares of issued and outstanding Common Stock held by each holder thereof, the conversion ratio shall be adjusted so that the number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is equal to that number of shares of Common Stock that represents the same proportionate ownership interest in the Company as would have resulted if the conversion had taken place immediately prior to the event causing such adjustment.
          (e) Recapitalizations. If at any time, or from time to time, after the Series A Original Issue Date, there shall be a recapitalization of Common Stock, provision shall be made so that the holders of shares of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such shares, the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion thereof would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of shares of Series A Preferred Stock after the recapitalization, so that the provisions of this Section 4 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (f) No Impairment. Without the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class on an as-converted basis, the Company will not, by amendment of these Articles of Incorporation, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4(f) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series A Preferred Stock provided for in this Section 4(f) against impairment.
          (g) No Fractional Shares; Certificate as to Adjustments.
          (i) No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock, and the number of shares of Common Stock to be issued upon conversion thereof shall be rounded to the nearest whole share.
          (ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, at any time upon the written request of any such holder, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series A Preferred Stock.
          (h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all of the then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of the Series A Preferred Stock, the Company shall take such corporate action as may be necessary, including, without limitation, obtaining the requisite shareholder approval of any necessary amendment to the Company’s Articles of Incorporation to sufficiently increase its authorized but unissued shares of Common Stock in order to accommodate the conversion of all of the then outstanding shares of Series A Preferred Stock.
          (i) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given five (5) days after deposited in the United States mail, postage prepaid, or two (2) days after deposited with a national overnight courier, and addressed to each record holder of shares of Series A Preferred Stock at such holder’s address appearing on the Company’s books.
     5. Mandatory Conversion of Series A Preferred Stock.
          (a) Mandatory Conversion. At any time following the one-year anniversary of the Series A Original Issue Date, subject to Section 5(c) hereof, the Company may cause the conversion of all, but not less than all, of the Series A Preferred Stock, with each share of Series A Preferred Stock being converted into such number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by $2.00 (subject to adjustment for stock splits, subdivision or combination of Common Stock or other recapitalization as provide in Section 4(d) and (e)) (the “Mandatory Conversion”).
          (b) Mechanics of Mandatory Conversion. The Company shall give written notice to each holder of the Series A Preferred Stock of the Company’s intention to cause a Mandatory Conversion (the “Mandatory Conversion Notice”). The Mandatory Conversion Notice shall set forth (i) the date on which the Mandatory Conversion is to occur (the “Mandatory Conversion Date”), which date shall be not less than thirty (30) days following the receipt by the holder of the Mandatory Conversion Notice, and (ii) the Series A Conversion Price then in effect with respect to the Series A Preferred Stock. Within thirty (30) days following receipt of the Mandatory Conversion Notice, each holder of the Series A Preferred Stock may elect to convert all or part of its shares of Series A Preferred Stock at the Series A Conversion Price then in effect pursuant to the terms provided in Section 4. In the event the holder of Series A Preferred Stock does not elect to voluntarily convert its shares of Series A Preferred Stock pursuant to Section 4, such holder shall surrender on the Mandatory Conversion Date the certificate(s) representing its shares of Series A Preferred Stock at the principal corporate office of the Company or any transfer agent for the Series A Preferred Stock. The Company shall, on the Mandatory Conversion Date, cause its transfer agent to issue and deliver to such holder or the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as a result of the Mandatory Conversion.
          (c) Registration of Common Stock. Notwithstanding anything to the contrary contained in this Section 5, the Company shall not be permitted to complete a Mandatory Conversion (or a conversion under Section 4 by election of the holder following receipt of Mandatory Conversion Notice) unless a registration statement under the Securities Act of 1933 is effective registering for resale the shares of Common Stock to be issued upon conversion of the Series A Preferred Stock.
     6. Ranking. The Series A Preferred Stock shall rank, as to dividends and rights upon liquidation, dissolution or winding up, senior and prior to the Common Stock and any other class of equity securities, except as otherwise approved by the affirmative vote or consent of the holders of shares of Series A Preferred Stock pursuant to Section 4(f) hereof. Future issuances of preferred stock may be on a parity with, but may not be senior to, the Series A Preferred Stock with respect to voting, dividends, rights upon liquidation, dissolution, winding up or otherwise.

All equity securities of the Company to which the Series A Preferred Stock ranks senior to, whether with respect to voting, dividends, rights upon liquidation, dissolution, winding up or otherwise, including the Common Stock, are collectively referred to herein as “Junior Securities,” all equity securities of the Company to which the Series A Preferred Stock ranks on a parity with, whether with respect to voting, dividends, rights upon liquidation, dissolution, winding up or otherwise, are collectively referred to herein as “Parity Securities” and all equity securities of the Company to which the Series A Preferred Stock ranks junior, whether with respect to voting, dividends, rights upon liquidation, dissolution, winding up or otherwise are collectively referred to herein as “Senior Securities”).
     7. Liquidation Rights.
          (a) Liquidation Preference. Upon a voluntary or involuntary liquidation, under applicable bankruptcy or reorganization laws, or dissolution or winding up of the Company (each, a “Liquidation”), before any distribution of assets shall be made to the holders of Junior Securities, the holder of each share of Series A Preferred Stock then outstanding shall be paid out of the assets of the Company legally available for distribution to its shareholders (the “Available Assets”) an amount per share equal to the Liquidation Amount. The “Liquidation Amount” shall mean the original issue price per share of the Series A Preferred Stock, as adjusted for stock splits, dividends, combinations or other recapitalization of the Series A Preferred Stock including any accrued but unpaid dividends on such share (the “Liquidation Preference”). Upon the completion of the distribution required by this subsection 7(a), and any other distribution to any other class or series of Senior Securities, if assets remain in the Company, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of shares of any series of preferred stock entitled to a participating payment and the holders of Common Stock pro rata based on the number of shares of the Common Stock held by each (as if their shares had been converted into Common Stock above immediately prior to the record date for determining the shareholders of the Company eligible to receive such dividends). Notwithstanding the foregoing, if the distribution to be made to the holders of Series A Preferred Stock would be greater than the Liquidation Preference if such shares of Series A Preferred Stock were deemed to be converted into shares of Common Stock, then rather than receiving the Liquidation Preference, the holders of Series A Preferred Stock shall be paid pro rata with the holders of Common Stock (as if their shares had been converted into Common Stock pursuant to Section 4 above immediately prior to the Liquidation).
          (b) Priority. If the Available Assets are insufficient to pay the holders of Series A Preferred Stock the full amount of the Liquidation Amount, the holders of Series A Preferred Stock will share ratably in the distribution of the Available Assets in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The holders of Senior Securities, if any, shall be paid the amount of their senior liquidation preference, if any, before any payment to the holders of Series A Preferred Stock. The holders of Parity Securities which carry an equal or proportionately higher Liquidation Amount on account of a higher purchase price shall share the Available Assets with the holders of Series A Preferred Stock on a proportional basis in accordance with their aggregate Liquidation Amount and the aggregate Liquidation Amounts of the Series A Preferred Stock.

          (c) Notice. The Company will send a written notice of a Liquidation to the holders of record of the Series A Preferred Stock, stating a payment date, the Liquidation Amount and the place where the Liquidation Amount will be paid, using any of the following delivery methods: (i) in person; (ii) mailed by certified or registered mail, return receipt requested; (iii) sent by national courier; or (iv) sent by telecopier, not less than 25 days prior to the payment date stated therein. The notice will be addressed to each holder at its address as shown by the records of the Company.
     8. Voting Rights. Each holder of shares of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder’s shares of Series A Preferred Stock could then be converted under Section 4, with full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, with respect to all matters upon which the holders of the Common Stock have a right to vote. Each holder of Series A Preferred Stock shall be entitled: (i) notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Company’s Bylaws, and (ii) to vote, together with holders of Common Stock as a single class, with respect to any question upon which the holders of the Common Stock have a right to vote. Fractional votes shall not be permitted, however, and any fractional voting rights available on shares of Series A Preferred Stock shall be rounded to the nearest whole number (with 0.5 being rounded upward).
     9. Protective Provisions. So long as the shares of Series A Preferred Stock are outstanding, the Company shall not, take, approve or otherwise ratify any of the following actions without the consent of the holders holding at least a majority of the then outstanding shares of Series A Preferred Stock:
          (a) authorize, issue or agree to authorize or issue any new class or series of Parity Securities or Senior Securities or securities or rights of any kind convertible into or exercisable or exchangeable for any such Parity Securities or Senior Securities, or offer, sell or issue any Parity Securities or Senior Securities or securities or rights of any kind convertible into or exercisable or exchangeable for any such Parity Securities or Senior Securities;
          (b) purchase, repurchase or redeem shares of (i) Common Stock, (ii) securities or rights of any kind convertible into or exercisable or exchangeable for Common Stock or (iii) other securities of the Company, (except in the case of a termination of an employee, at which the Company may repurchase or redeem such shares of Common Stock at cost and pursuant to any agreement under which such shares of Common Stock were issued);
          (c) declare or pay dividends or any other distribution on shares of Common Stock or any other capital stock of the Company except as contemplated herein with respect to the Series A Preferred Stock;
          (d) amend the Articles of Incorporation or Bylaws of the Company or alter or change the rights, preferences or privileges of the Series A Preferred Stock or any Parity Securities or Senior Securities in each case so as to affect adversely the rights, preferences or privileges of the Series A Preferred Stock;

          (e) merge or consolidate with any other entity, or sell, assign, license, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions all, or a significant portion, of its assets (whether now owned or later acquired), or effect any transaction or series of transactions in which the holders of the Company’s voting interests prior to such transaction or series of transactions hold less than 50% of the voting interests of the Company following such transaction or series of transactions;
          (f) increase or decrease the number of directors constituting the Company’s Board of Directors; or
          (g) incur Indebtedness for Borrowed Money in any single transaction in excess of $10,000,000 or which obligates the Company to make aggregate expenditures for all Indebtedness for Borrowed Money in excess of $50,000,000.
In the event holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (d) above, so as to affect the Series A Preferred Stock, then the Company will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the “Dissenting Holders”) and, pursuant to the terms of Section 4, the Dissenting Holders shall have the right for a period of thirty (30) days to convert some or all of their shares of Series A Preferred Stock as they existed prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.
     10. Distributions by the Company. In the event the Company desires to complete any transaction involving a spin-off, split-off or split-up of the Company’s assets, or any similar transaction in which assets of the Company (including stock or other ownership interests in any Subsidiary) are transferred pro rata to the holders of Common Stock in the form of a dividend or otherwise (a “Distribution”), the holders of the Series A Preferred Stock shall have the right to participate in such Distribution as if their shares of Series A Preferred Stock were converted into Common Stock as provided in Section 4 immediately prior to the Distribution.
     11. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares of Series A Preferred Stock shall be cancelled, retired and eliminated from the shares of Series A Preferred Stock which the Company shall be authorized to issue. Any such shares of Series A Preferred Stock acquired by the Company shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated Series and may be redesignated and reissued in any series other than as Series A Preferred Stock.
     12. Registered Holders. A holder of Series A Preferred Stock registered on the Company’s stock transfer books as the owner of shares of Series A Preferred Stock shall be treated as the owner of such shares for all purposes. All notices and all payments required to be mailed to a holder of shares of Series A Preferred Stock shall be mailed to such holder’s registered address on the Company’s stock transfer books, and all dividends and redemption payments to a holder of Series A Preferred Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at his registered address on the Company’s stock transfer books.
     13. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     14. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as may be amended) from time to time is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such right, preference or limitation (including, without limitation, the dividend rate) shall be enforced to the maximum extent permitted by law and all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.